Citigroup Global Markets Holdings Inc.	August 28, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2694 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Market-Linked Notes Based on a Basket of Two Underliers Due September 3, 2024

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of a basket (the “basket”) consisting of the following two basket components (with the weightings indicated parenthetically): the Dow Jones Industrial AverageTM (70.00%) and the iShares® 20+ Year Treasury Bond ETF (30.00%).

▪	If the basket appreciates from its initial basket level to its final basket level, you will receive a positive return at maturity equal to that appreciation. However, if the basket depreciates, you will be repaid your principal at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket level to the final basket level so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity. In exchange for repayment of principal at maturity if the basket depreciates, investors in the notes must be willing to forgo any dividends or distributions paid on the securities included in or held by the Dow Jones Industrial AverageTM or the iShares® 20+ Year Treasury Bond ETF over the term of the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*
	Dow Jones Industrial AverageTM (ticker symbol: “INDU”)	70.00%	26,036.10
	iShares® 20+ Year Treasury Bond ETF (ticker symbol: “TLT”)	30.00%	$147.80
	* The initial component value for each basket component is the closing level or closing price, as applicable, of that basket component on the pricing date
Aggregate stated principal amount:	$805,000
Stated principal amount:	$1,000 per note
Pricing date:	August 28, 2019
Issue date:	September 3, 2019
Valuation dates:	November 29, 2019, February 28, 2020, May 28, 2020, August 28, 2020, November 27, 2020, February 26, 2021, May 28, 2021, August 27, 2021, November 26, 2021, February 28, 2022, May 27, 2022, August 26, 2022, November 28, 2022, February 28, 2023, May 26, 2023, August 28, 2023, November 28, 2023, February 28, 2024, May 28, 2024 and August 28, 2024, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	September 3, 2024
Payment at maturity:	• If the final basket level is greater than the initial basket level: $1,000 + ($1,000 × basket return) • If the final basket level is less than or equal to the initial basket level: $1,000
Basket return:	(final basket level – initial basket level) / initial basket level
Initial basket level:	100
Final basket level:	100 × [1 + (component return of INDU × 70.00%) + (component return of TLT × 30.00%)]
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, the arithmetic average of the closing level or closing price, as applicable, of the basket components on each of the valuation dates
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17327TNS1 / US17327TNS14
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$30.00	$970.00
Total:	$805,000.00	$24,150.00	$780,850.00

(1) On the date of this pricing supplement, the estimated value of the notes is $957.60 per note, which is less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-07 dated March 7, 2019	Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” with respect to the basket component that is an ETF and in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the basket component that is an index.  The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level or closing price, as applicable, on the originally scheduled valuation date and (ii) for each affected basket component, its closing level or closing price, as applicable, on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component).  See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. The initial component value with respect to the shares of the iShares® 20+ Year Treasury Bond ETF is a “Relevant Price” for purposes of the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.  Accordingly, the initial component value with respect to the shares of the iShares® 20+ Year Treasury Bond ETF is subject to adjustment upon the occurrence of any of the events described in that section.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the notes will not receive any dividends or distributions that may be paid on the securities included in or held by the Dow Jones Industrial AverageTM or the iShares® 20+ Year Treasury Bond ETF. The examples below do not show any effect of lost dividend or distribution yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components or the securities that constitute the basket components” below.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per note will depend on the actual final basket level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario. The hypothetical final basket level is 111.50, resulting in a 11.50% basket return. In this example, the final basket level is greater than the initial basket level.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Component Return
Dow Jones Industrial AverageTM	27,000.00	29,700.00	10%
iShares® 20+ Year Treasury Bond ETF	$130.00	$149.50	15%
Hypothetical Final Basket Level:	100.00 × [1 + (10% × 70.00%) + (15% × 30.00%)] = 111.50

Payment at maturity per note = $1,000 + ($1,000 × basket return)

= $1,000 + ($1,000 × 11.50%)

= $1,000 + $115

= $1,115

PS-3

Citigroup Global Markets Holdings Inc.

In this scenario, because the basket has appreciated from the initial basket level to the hypothetical final basket level, your total return at maturity would equal the basket return.

Example 2—Par Scenario. The hypothetical final basket level is 90, resulting in a -10% basket return. In this example, the final basket level is less than the initial basket level.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Component Return
Dow Jones Industrial AverageTM	27,000.00	20,250.00	-25%
iShares® 20+ Year Treasury Bond ETF	$130.00	$162.50	25%
Hypothetical Final Basket Level:	100.00 × [1 + (-25% × 70.00%) + (25% × 30.00%)] = 90

Payment at maturity per note = $1,000

In this scenario, the basket has depreciated from the initial basket level to the hypothetical final basket level. As a result, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.  In this scenario, even though the iShares® 20+ Year Treasury Bond ETF appreciated, that appreciation is more than offset by the depreciation of the Dow Jones Industrial AverageTM.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is equal to or less than the initial basket level, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	The notes are designed for investors who seek exposure to the basket components but who are willing to forgo any dividends on the basket components in exchange for the repayment of principal at maturity if the basket depreciates. You should understand that, for purposes of measuring the performance of the basket components, the levels and prices used will not reflect the receipt or reinvestment of dividends or distributions on the basket components or their underlying securities. Dividend yields on the basket components would be expected to represent a significant portion of the overall return on a direct investment in the basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes (except to the extent that dividends reduce the levels or prices of the basket components). For this reason, your return on the notes may be significantly less than the return that could be achieved on a direct investment in the basket components. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of principal at maturity even if the basket declines.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the basket components or the securities that constitute the basket components. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the basket components or the securities included in or held by the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend or distribution yield over the term of the notes.

▪	Your payment at maturity is based on the arithmetic average of the closing levels or closing prices, as applicable, of the basket components on the valuation dates. As a result, you are subject to the risk that the closing levels or closing prices on those valuation dates may be lower, and possibly significantly lower, than other dates during the term of the notes. If you had invested directly in the securities that constitute the basket components or in another instrument linked to the basket components that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final basket level is based on the average over the valuation dates, your return on the notes may be less favorable than it would have been if it were based on the closing levels or closing prices, as applicable, of the basket components on only one of those valuation dates.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis.

PS-5

Citigroup Global Markets Holdings Inc.

Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket components, dividend or other distribution yields on the basket components or the securities included in or held by the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels or prices, as applicable, of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend or other distribution yields the basket components or the securities included in or held by the basket components, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels or prices, as applicable, of the basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

PS-6

Citigroup Global Markets Holdings Inc.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	The iShares® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. The iShares® 20+ Year Treasury Bond ETF invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF and will not reflect interest payments on these bonds. As a result, the performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® 20+ Year Treasury Bond ETF. The market prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 20+ Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares®20+ Year Treasury Bond ETF holds U.S. Treasury securities with a remaining maturity of more than 20 years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF and the value of the basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by the bond ETFs may have their credit ratings downgraded or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of bonds.

▪	Even if the iShares® 20+ Year Treasury Bond ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on shares of the iShares® 20+ Year Treasury Bond ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® 20+ Year Treasury Bond ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the iShares® 20+ Year Treasury Bond ETF by the amount of the dividend per share. If the iShares® 20+ Year Treasury Bond ETF pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the shares of the iShares® 20+ Year Treasury Bond ETF. For example, we will not make any adjustment for ordinary

PS-7

Citigroup Global Markets Holdings Inc.

dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of shares of the iShares® 20+ Year Treasury Bond ETF would not.

▪	The notes may become linked to shares of an issuer other than the iShares® 20+ Year Treasury Bond ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® 20+ Year Treasury Bond ETF. For example, if the iShares® 20+ Year Treasury Bond ETF enters into a merger agreement that provides for holders of the shares of the iShares® 20+ Year Treasury Bond ETF to receive shares of another entity, the shares of such other entity will become the applicable basket component for all purposes of the notes upon consummation of the merger. Additionally, if the shares of the iShares® 20+ Year Treasury Bond ETF are delisted, or the iShares® 20+ Year Treasury Bond ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable basket component. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the iShares® 20+ Year Treasury Bond ETF may not completely track the performance of the index it seeks to track or its net asset value per share. The iShares® 20+ Year Treasury Bond ETF does not fully replicate the index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the iShares® 20+ Year Treasury Bond ETF reflects additional transaction costs and fees that are not included in the calculation of the ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the iShares® 20+ Year Treasury Bond ETF and the ETF underlying index. Finally, because shares of the iShares® 20+ Year Treasury Bond ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the iShares® 20+ Year Treasury Bond ETF may differ from its net asset value per share.

During periods of market volatility, securities underlying the iShares® 20+ Year Treasury Bond ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® 20+ Year Treasury Bond ETF and the liquidity of the iShares® 20+ Year Treasury Bond ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® 20+ Year Treasury Bond ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the iShares® 20+ Year Treasury Bond ETF. As a result, under these circumstances, the market value of the iShares® 20+ Year Treasury Bond ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the iShares® 20+ Year Treasury Bond ETF might not correlate with the performance of the ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to or the sponsor of a basket component may affect the basket component. We are not affiliated with the investment adviser to the iShares® 20+ Year Treasury Bond ETF or with the sponsors of the Dow Jones Industrial AverageTM or the ETF underlying index. Changes that affect the basket components may affect the value of your notes. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. In addition, the investment adviser to the iShares® 20+ Year Treasury Bond ETF may change the manner in which the iShares® 20+ Year Treasury Bond ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment adviser and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in or held by the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the levels or prices, as applicable, of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The level or price, as applicable, of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the basket components or the securities included in or held by the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the basket components or the securities included in or held by the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels and prices, as applicable, of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the iShares® 20+ Year Treasury Bond ETF and the issuers of the securities included in or held by the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, the discontinuance of the Dow Jones Industrial AverageTM or events with respect to the iShares® 20+ Year Treasury Bond ETF that may require a dilution adjustment or the delisting of the iShares® 20+ Year Treasury Bond ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

PS-9

Citigroup Global Markets Holdings Inc.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date.  The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 2, 2009 to August 28, 2019, assuming that the basket was created on January 2, 2009 with the same basket components and corresponding weights and with a level of 100 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 2, 2009 to August 28, 2019

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Citigroup Global Markets Holdings Inc.

Information About the Basket Components

Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The Dow Jones Industrial AverageTM” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Dow Jones Industrial AverageTM from publicly available information and have not independently verified any information regarding the Dow Jones Industrial AverageTM. This pricing supplement relates only to the notes and not to the Dow Jones Industrial AverageTM. We make no representation as to the performance of the Dow Jones Industrial AverageTM over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Dow Jones Industrial AverageTM is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Dow Jones Industrial AverageTM on August 28, 2019 was 26,036.10.

The graph below shows the closing levels of the Dow Jones Industrial AverageTM for each day such level was available from January 2, 2009 to August 28, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Dow Jones Industrial AverageTM – Historical Closing Levels January 2, 2009 to August 28, 2019

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Citigroup Global Markets Holdings Inc.

iShares® 20+ Year Treasury Bond ETF

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years. On March 31, 2016, the iShares® 20+ Year Treasury Bond ETF ceased tracking the Barclays U.S. 20+ Year Treasury Bond Index and began tracking the ICE U.S. Treasury 20+ Year Bond Index. The ICE 20+ Year Index measures the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than twenty years.

The iShares® 20+ Year Treasury Bond ETF is an investment portfolio of iShares® Trust and is maintained and managed by iShares® Trust and BlackRock Fund Advisors. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® 20+ Year Treasury Bond ETF trade on The NASDAQ Stock Market under the ticker symbol “TLT.”

Please refer to the section “Fund Descriptions—The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement for additional information.

We have derived all information regarding the iShares® 20+ Year Treasury Bond ETF from publicly available information and have not independently verified any information regarding the iShares® 20+ Year Treasury Bond ETF.  This pricing supplement relates only to the notes and not to the iShares® 20+ Year Treasury Bond ETF.  We make no representation as to the performance of the iShares® 20+ Year Treasury Bond ETF over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the iShares® 20+ Year Treasury Bond ETF is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The graph below shows the closing price of the shares of the iShares® 20+ Year Treasury Bond ETF for each day such price was available from January 2, 2009 to August 28, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® 20+ Year Treasury Bond ETF for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® 20+ Year Treasury Bond ETF as an indication of future performance.

iShares® 20+ Year Treasury Bond ETF – Historical Closing Prices January 2, 2009 to August 28, 2019

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Citigroup Global Markets Holdings Inc.

iShares® 20+ Year Treasury Bond ETF	High	Low	Dividends
2009
First Quarter	$116.35	$100.56	$0.97253
Second Quarter	$106.37	$88.19	$0.90424
Third Quarter	$98.84	$90.40	$0.92928
Fourth Quarter	$99.70	$89.46	$0.92217
2010
First Quarter	$92.31	$88.61	$0.93262
Second Quarter	$101.75	$87.47	$0.97756
Third Quarter	$108.56	$98.33	$0.95620
Fourth Quarter	$105.56	$90.94	$1.05142
2011
First Quarter	$93.93	$88.19	$0.93724
Second Quarter	$97.64	$89.88	$1.13792
Third Quarter	$123.12	$93.63	$0.96727
Fourth Quarter	$123.87	$110.30	$0.89519
2012
First Quarter	$121.44	$110.10	$0.93543
Second Quarter	$130.36	$110.58	$0.83615
Third Quarter	$132.16	$118.30	$0.81307
Fourth Quarter	$126.73	$120.11	$0.77406
2013
First Quarter	$120.32	$114.75	$0.78229
Second Quarter	$124.01	$107.88	$0.79078
Third Quarter	$110.41	$102.13	$0.80062
Fourth Quarter	$108.31	$101.81	$0.87559
2014
First Quarter	$109.99	$102.17	$0.87352
Second Quarter	$114.76	$107.27	$0.84337
Third Quarter	$119.05	$110.68	$0.86262
Fourth Quarter	$127.60	$117.20	$1.11722
2015
First Quarter	$138.28	$123.50	$0.53111
Second Quarter	$132.13	$115.23	$0.79553
Third Quarter	$126.40	$115.62	$0.78826
Fourth Quarter	$124.56	$118.33	$1.03341
2016
First Quarter	$133.72	$120.96	$0.48943
Second Quarter	$139.46	$127.25	$0.79783
Third Quarter	$143.60	$133.67	$0.76750
Fourth Quarter	$136.81	$116.82	$1.04817
2017
First Quarter	$122.58	$116.51	$0.49304
Second Quarter	$128.26	$120.48	$0.77235
Third Quarter	$129.28	$122.72	$0.78893
Fourth Quarter	$128.35	$122.43	$1.03172
2018
First Quarter	$126.09	$116.74	$0.49353
Second Quarter	$122.24	$116.21	$0.80321
Third Quarter	$122.75	$116.61	$0.81409
Fourth Quarter	$121.51	$112.00	$1.08429
2019
First Quarter	$126.56	$118.66	$0.52813
Second Quarter	$132.90	$122.21	$0.80663
Third Quarter (through August 28, 2019)	$147.80	$130.07	$0.52411

The closing price of the iShares® 20+ Year Treasury Bond ETF on August 28, 2019 was $147.80.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® 20+ Year Treasury Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® 20+ Year Treasury Bond ETF.

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.  However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  1.867%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,097.378 at maturity.  The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2019	$6.067	$6.067
January 1, 2020 through June 30, 2020	$9.390	$15.457
July 1, 2020 through December 31, 2020	$9.478	$24.935
January 1, 2021 through June 30, 2021	$9.566	$34.502
July 1, 2021 through December 31, 2021	$9.656	$44.158
January 1, 2022 through June 30, 2022	$9.746	$53.903
July 1, 2022 through December 31, 2022	$9.837	$63.740
January 1, 2023 through June 30, 2023	$9.929	$73.669
July 1, 2023 through December 31, 2023	$10.021	$83.690
January 1, 2024 through June 30, 2024	$10.115	$93.805
July 1, 2024 through maturity date	$3.573	$97.378

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

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Citigroup Global Markets Holdings Inc.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances.  For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $30 for each note sold in this offering. From this underwriting fee, broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $30 for each note they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We have hedged our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines.  This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward

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Citigroup Global Markets Holdings Inc.

adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

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Citigroup Global Markets Holdings Inc.

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

PS-17

Citigroup Global Markets Holdings Inc.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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PS-18